Exhibit 5(e)


                          INVESTMENT ADVISORY AGREEMENT


     AGREEMENT made as of the close of business this 5th day of October, 1996, by and between Standish, Ayer & Wood Master Portfolio, an unincorporated trust organized under the laws of the State of New York (the "Portfolio Trust") and Standish, Ayer & Wood, Inc., a Massachusetts corporation (the "Adviser").

                              W I T N E S S E T H:

     WHEREAS, the Portfolio Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the assets held by the Trustees of the Portfolio Trust may be divided into separate funds, each with its own separate investment portfolio, investment objectives, policies and purposes; and

     WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Portfolio Trust desires to retain the Adviser to furnish investment advisory services to the Standish Small Capitalization Equity Portfolio II (the "Portfolio"), a separate fund of the Portfolio Trust, and the Adviser is willing to furnish such services;

     NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

     I. Appointment of the Adviser. The Portfolio Trust hereby appoints the Adviser to act as investment adviser of the Portfolio for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Adviser shall for all purposes herein be deemed an independent contractor and shall, unless expressly otherwise provided, have no authority to act for or represent the Portfolio in any way nor shall otherwise be deemed an agent of the Portfolio.

     II. Duties of the Adviser. A. The Adviser, at its expense, will furnish continuously an investment program for the Portfolio, will determine, subject to the overall supervision and review of the Trustees of the Portfolio Trust what investments shall be purchased, held, sold or exchanged by the Portfolio and what portion, if any, of the assets of the Portfolio will be held uninvested,

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and shall, on behalf of the Portfolio Trust,  make changes in the investments of the Portfolio. Subject always to the supervision of the Trustees of the Portfolio Trust and to the provisions of the Portfolio Trust's Agreement and Declaration of Trust and Bylaws and of the 1940 Act, the Adviser will also manage, supervise and conduct the other affairs and business of the Portfolio and matters incidental thereto. Notwithstanding the foregoing, the Adviser shall not be required to perform any such non-investment advisory services that may, in the opinion of counsel to the Portfolio Trust, cause the Portfolio to be engaged in a "trade or business within the United States", as such term is used in Section 864 of the Internal Revenue Code of 1986, or any successor statute. The Adviser, and any affiliate thereof, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered hereunder are not impaired.

     B. The Portfolio shall bear the expenses of its operations, including legal and auditing services, taxes and governmental fees, certain insurance premiums, costs of notices and reports to interest-holders, typesetting and printing of registration and financial statements for regulatory purposes and for distribution to existing and prospective interest-holders, bookkeeping and interest pricing expenses, fees and disbursements of the Portfolio Trust's custodian, administrator, transfer and dividend disbursing agent or registrar, or interest and other like expenses properly payable by the Portfolio Trust.

     III. Compensation of the Adviser. A. As full compensation for the services and facilities furnished by the Adviser under this Agreement, the Portfolio Trust agrees to pay to the Adviser a fee equal at an annual rate to 0.60% of the Portfolio's average daily net assets. Such fees shall be accrued when computed and payable monthly. For purposes of calculating such fee, the Portfolio's average daily net asset value shall be determined by taking the average of all determinations of net asset value made in the manner provided in the Portfolio's current prospectus and statement of additional information.

     B. The compensation payable to the Adviser hereunder for any period less than a full month during which this Agreement is in effect shall be prorated according to the proportion which such period bears to a full month.

     C. The Adviser agrees that if total expenses (excluding brokerage, taxes and extraordinary expenses) of the Portfolio for any fiscal year of the Portfolio exceed 1.50% of the Portfolio's average daily net assets, the compensation due the Adviser for such fiscal year shall be proportionately reduced by the amount of such excess by a reduction or refund thereof at the time such compensation is payable after the end of each calendar month, subject to readjustment during such fiscal year.

     IV. Limitation of Liability of Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the


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Portfolio Trust in connection with any investment  policy or the purchase,  sale or retention of any securities on the recommendation of the Adviser; provided, however, that nothing herein contained shall be construed to protect the Adviser against any liability to the Portfolio Trust by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

     V. Term and Termination. A. This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved annually (i) by either the Trustees of the Portfolio Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, and, in either event,
(ii) by vote of a majority of the Trustees of the Portfolio Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     B. This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of the Portfolio Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by the Adviser, on sixty days' written notice to the other party.

     C. This Agreement shall automatically and immediately terminate in the event of its assignment as defined in the 1940 Act.

     VI. Limitation of Liability. The phrase "Standish, Ayer & Wood Master Portfolio" means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust of the Portfolio Trust dated January 18, 1996, as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Portfolio Trust hereunder shall not be binding upon any of the Trustees, interest-holders, nominees, officers, agents or employees of the Portfolio Trust, personally, but shall bind only the trust property of the Portfolio Trust as provided in the Agreement and Declaration of Trust of the Portfolio Trust. The execution and delivery of this Agreement have been authorized by the Trustees and interest-holders of the Portfolio and this Agreement has been signed by an authorized officer of the Portfolio Trust, acting as such, and neither such authorization by such Trustees and interest-holders nor such execution and delivery by such officer shall be deemed to have been made by any of them, but shall bind only the trust property of the Portfolio Trust as provided in the Agreement and Declaration of Trust.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.



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                               STANDISH, AYER & WOOD MASTER PORTFOLIO,
                               on behalf of STANDISH SMALL CAPITALIZATION
                               EQUITY PORTFOLIO II
Attest:

                                            /s/ Richard S. Wood
                                            Richard S. Wood, President
                                            (Executed outside the United States)


                                            STANDISH, AYER & WOOD, INC.
Attest:

                                            By:/s/ Richard S. Wood

                                            Its:Vice President






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